Exhibit 99.1


 Company Press Release

 SOURCE: RCN Corporation

 RCN Completes Acquisition of Chicago-Based 21st Century Telecom Group, Inc.

 PRINCETON, N.J., April 28 /PRNewswire/ -- RCN Corporation (Nasdaq: RCNC - news) announced today that it has completed the acquisition of 21st Century Telecom Group, Inc., Chicago's only single-source, facilities-based provider of bundled telecommunications services.

 The completion of the acquisition coincides with RCN's tender offer and consent solicitation for all of 21st Century's outstanding 12-1/4% Senior Discount Notes due 2008 and its exchange offer and consent solicitation for all of 21st Century's outstanding 13-3/4% Subordinated Exchange Debentures due 2010, which expired at 12:00 midnight on April 27, 2000. In those transactions, RCN received tenders and consents from the holders of 100% of the outstanding Notes and over 99% percent of the outstanding Debentures.

 About The RCN Network

 RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks.

 RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the US residential communications market spread over just 6% of its geography.

 About RCN Corporation

 RCN Corporation (Nasdaq: RCNC - news) is the nation's first and largest single-source facilities-based provider of bundled local and long distance phone, cable television and high-speed Internet services to the densest residential markets in the country. RCN is currently delivering broadband services over its Megaband(TM) Network or designing and building its network on both the East and West coasts as well as Chicago. In addition, RCN is a leading Internet Service Provider in its markets. Additional information can be found at http://www.rcn.com.

 SOURCE: RCN Corporation